UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2019

PUMA BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35703	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

(424) 248-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PBYI	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 15, 2019, Hugh O’Dowd, 54, was appointed to the Board of Directors (the “Board”) of Puma Biotechnology, Inc. (the “Company”). Mr. O’Dowd will serve on the Board for a term expiring at the 2020 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. In connection with his appointment to the Board, Mr. O’Dowd was also appointed to the Commercial Committee of the Board.

Mr. O’Dowd has served as President, Chief Executive Officer and a member of the Board of Directors of Neon Therapeutics, Inc. since September 2016. Prior to that, Mr. O’Dowd spent more than 20 years in a variety of leadership roles at Novartis Pharmaceuticals Corporation (“Novartis”). While at Novartis, he served as Country President and General Manager of the United Kingdom and Ireland from 2015 to 2016, he was Senior Vice President and Chief Commercial Officer of Novartis Oncology from 2011 to 2015, and he served as Vice President, Latin America Region Head for the Oncology business unit from 2009 to 2011. During his time as Chief Commercial Officer, Mr. O’Dowd was responsible for the global commercialization for Novartis’ oncology portfolio of Novartis, including global brand leadership, health economics and pricing, early phase commercial development, strategic capabilities, business development and licensing and global sales excellence. Mr. O’Dowd received an M.B.A from the Kellstadt Graduate School of Business at DePaul University in Chicago and a B.A. from Loyola University Chicago. Mr. O’Dowd was selected as a director because of his significant experience and background in the life sciences industry and, in particular, commercialization of pharmaceutical therapies.

Mr. O’Dowd will receive the standard fees paid by the Company to all of its non-employee directors under the Company’s non-employee director compensation program. At this time, the annual cash retainer is $50,000. The annual retainer is paid by the Company in four equal installments of $12,500 at the beginning of each calendar quarter. In addition, pursuant to the Company’s non-employee director compensation program, Mr. O’Dowd received an option to purchase 85,201 shares of the Company’s common stock in connection with his appointment to the Board. The option has an exercise price of $6.79 per share and will vest with respect to one-third (1/3) of the shares subject thereto on the first anniversary of the applicable grant date, and with respect to an additional one-thirty sixth (1/36) of the shares subject thereto on each monthly anniversary thereafter, subject to continued service through the applicable vesting date.

In accordance with the Company’s customary practice, the Company is entering into an indemnification agreement with Mr. O’Dowd, which will require the Company to indemnify him against certain liabilities that may arise as result of his status or service as a director.

There are no arrangements or understandings between Mr. O’Dowd and any other person pursuant to which he was selected as a director, nor are there any transactions in which Mr. O’Dowd has an interest that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: October 17, 2019	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
Chief Executive Officer and President